                                                                     EXHIBIT 2.2

                                                                       EXHIBIT A

                       TECHNOLOGY CROSS-LICENSE AGREEMENT

         This TECHNOLOGY CROSS-LICENSE AGREEMENT (this "AGREEMENT") is entered into on December 31, 2002, by and between Spacelabs Medical, Inc., a California corporation ("SPACELABS"), and Spacelabs Burdick, Inc., a Delaware corporation ("BURDICK"). The effective date of this Agreement shall be the Closing Date contemplated by the Stock Purchase Agreement dated December 23, 2002 among Spacelabs, Burdick and certain other parties (the "EFFECTIVE DATE").

         WHEREAS, Spacelabs is a company engaged in the business of developing, manufacturing, marketing, and servicing patient monitoring, diagnostic cardiology and clinical information systems products for use throughout the healthcare industry directly and indirectly through its wholly-owned subsidiaries;

         WHEREAS, Burdick is in the business of developing, manufacturing, marketing and servicing diagnostic cardiology, vital sign database management, and other health related diagnostic products and services for use in primary and acute care facilities; and

         WHEREAS, the parties wish to enter into this Agreement to provide for the terms on which each of the parties shall license to the other certain technologies and related intellectual property that it owns relating to electrocardiograph devices and associated patient monitoring databases and tools;

         NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

A.       DEFINITIONS

         1. "AFFILIATES" means, with respect to any party, any entity that controls, is controlled by, or is under common control with, such party. For the sake of clarity, "AFFILIATES" shall include, with respect to Spacelabs, Instrumentarium and all of its Affiliates and with respect to Burdick, Quinton Cardiology Systems, Inc. and all of its Affiliates.

         2. "BURDICK LICENSED TECHNOLOGY" means: (a) Burdick's proprietary 'Pyramis(R)' ECG Management System technology, including all designs, concepts, software, specifications, documentation and related know-how, as such technology exists on the Effective Date, but excluding any licensed third party technologies that may not be freely distributed; (b) any right, title and interest Burdick has in or to those databases listed on Schedule C, including the complete electronic files and related annotations and interpretations, together with any software tools developed to aid in the use of such databases and any notes, specifications or other documentation related to the use or development of such tools, as such technology exists on the Effective Date; (c) any right, title and interest Spacelabs does not already have (if any) in the Heart Rate Variability algorithm developed in conjunction with the University of Rochester, as such algorithm exists on the Effective Date; and (d) any and all improvements made by or licensed to

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

Burdick relating to the University of Glasgow GRI algorithm, whether made prior to or at any time after the Effective Date.

         3. "ECG TECHNOLOGY" means all technology associated with the Cosmos and Polaris projects, including designs, processes, methods, ideas, algorithms, know-how, components, specifications, plans, schematics, tools, hardware, software, firmware, notes, databases, reports, written materials and other intellectual property of any kind, including without limitation the technology set forth on Schedule A, whether or not patentable, together with any patents or patent applications now or hereafter existing relating thereto. For avoidance of doubt, the ECG Technology does not include any portion of the Burdick Licensed Technology.

         4. "SPACELABS LICENSED TECHNOLOGY" means (a) the designs, concepts, software, specifications, documentation and related know-how embodied in the Spacelabs 12-lead electrocardiograph product specifically described on Schedule B, as such intellectual property exists on the Effective Date; (b) any right, title and interest Spacelabs has in or to those databases listed on Schedule C, including the complete electronic files and related annotations and interpretations, together with any software tools developed to aid in the use of such databases and any notes, specifications or other documentation related to the use or development of such tools, as such technology exists on the Effective Date; (c) any right, title and interest Spacelabs has in or to the Heart Rate Variability algorithm developed in conjunction with the University of Rochester, as such algorithm exists on the Effective Date; and (d) any and all improvements made by or licensed to Spacelabs relating to the University of Glasgow GRI algorithm, whether made prior to or at any time after the Effective Date. The parties acknowledge that the Spacelabs Licensed Technology expressly excludes intellectual property that relates to (i) respiration monitoring or measurement,
(ii) Multiview arrhythmia or (iii) Multiview ST analysis.

B.       OWNERSHIP AND CROSS-LICENSE OF ECG TECHNOLOGY AND RELATED TECHNOLOGY

         1.       Ownership.

                  (a) ECG Technology. The parties acknowledge and agree that, as between Spacelabs and Burdick, and regardless of inventorship or any joint or derivative efforts of either party with respect to development thereof occurring prior to the Effective Date, Spacelabs is the owner of the ECG Technology, and to the extent that Burdick has any ownership interest therein Burdick hereby assigns such interest to Spacelabs.

                  (b) Pyramis Technology. The parties acknowledge and agree that, as between Spacelabs and Burdick, Burdick is the owner of the Pyramis(R)ECG Management System. Nothing in this Agreement shall be construed as transferring any ownership interest in the Pyramis technology to Spacelabs.

                  (c) Modifications, Enhancements and Derivative Works. Each party shall have the right to make modifications to, enhancements relating to, or derivative works of any copyrighted works licensed to it by the other party. In all cases, subject to licensor's rights in the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

underlying technology, the party creating such modifications, enhancements or derivative works shall own such modifications, enhancements or derivative works.

                  2. Grant of License by Spacelabs. Spacelabs hereby grants to Burdick and its Affiliates a perpetual, irrevocable, worldwide, nonexclusive, royalty-free license under all proprietary rights pertaining to the Spacelabs Licensed Technology to use, make, have made, import, publish, distribute, display, copy, have copied, modify and create derivative works of the Spacelabs Licensed Technology and to use, make, have made, import, market, promote, distribute, sell, lease, license, loan and otherwise dispose of products based on, using or incorporating the Spacelabs Licensed Technology. Burdick may utilize contract manufacturers and one or more tiers of third party distributors in connection with the foregoing license, provided that any such contract manufacturer and third party distributors will be granted a sublicense of the foregoing rights only to the extent necessary or useful to (a) make the Spacelabs Licensed Technology and products based on, using or incorporating the Spacelabs Licensed Technology (in the case of contract manufacturers) and (b) publish, distribute and copy the Spacelabs Licensed Technology and market, promote, distribute, sell, lease and license products based on, using or incorporating the Spacelabs Licensed Technology (in the case of third party distributors); provided that Burdick enters into a sublicense agreement with any such contract manufacturer and third party distributors that is reasonably designed to protect Spacelabs' proprietary interest in such Spacelabs Licensed Technology, including any know-how. Other than the sublicenses expressly permitted above, Burdick will not sell, assign, sublicense or otherwise dispose of its license rights under this Agreement other than in connection with a permitted assignment of this Agreement.

         Except with respect to the University of Glasgow GRI algorithm, any modifications, enhancements or improvements to the Spacelabs Licensed Technology made by Spacelabs after the Effective Date are not included within such license, and Spacelabs shall have no obligation to make any such modifications, enhancements or improvements, or to update, upgrade, correct, fix or repair any such Technology. However, notwithstanding the foregoing, Spacelabs shall, if it becomes aware or has reason to believe that the Spacelabs Licensed Technology has materially contributed to or caused a death or serious injury, or that the Spacelabs Licensed Technology has malfunctioned and that if such malfunction were to occur again it could cause death or serious injury, then (a) Spacelabs shall use its best efforts to notify Burdick orally within 24 hours of first becoming aware of such occurrence or malfunction, and to confirm such notification by telefax within 24 hours of such oral notice, and (b) if Spacelabs makes a modification to the Spacelabs Licensed Technology to correct such malfunction or defect, Spacelabs shall inform Burdick promptly and provide all information required to allow Burdick to implement a similar modification, which modification shall be included within this license grant.

         Spacelabs shall deliver all tangible documentation and other materials (including all reports, validation test results, source code, requirements documents, design specifications, design review notes, design notebooks, software development and build notes, and the like) necessary for Burdick to use the Spacelabs Licensed Technology within 30 days of the Effective Date and, with respect to any improvements made or licensed by Spacelabs relating to the University of Glasgow

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

GRI algorithm subsequent to the Effective Date, within 30 days after such improvements are made or licensed.

         3. Grant of License by Burdick. Burdick hereby grants to Spacelabs and its Affiliates a perpetual, irrevocable, worldwide, nonexclusive, royalty-free license under all proprietary rights pertaining to the Burdick Licensed Technology to use, make, have made, import, publish, distribute, display, copy, have copied, modify and create derivative works of the Burdick Licensed Technology and to use, make, have made, import, market, promote, distribute, sell, lease, license, loan and otherwise dispose of products based on, using or incorporating the Burdick Licensed Technology. Spacelabs may utilize contract manufacturers and one or more tiers of third party distributors in connection with the foregoing license, provided that any such contract manufacturer and third party distributors will be granted a sublicense of the foregoing rights only to the extent necessary or useful to (a) make the Burdick Licensed Technology and products based on, using or incorporating the Burdick Licensed Technology (in the case of contract manufacturers) and (b) publish, distribute and copy the Burdick Licensed Technology and market, promote, distribute, sell, lease and license products based on, using or incorporating the Burdick Licensed Technology (in the case of third party distributors); provided that Spacelabs enters into a sublicense agreement with any such contract manufacturer and third party distributors that is reasonably designed to protect Burdicks' proprietary interest in such Burdick Licensed Technology, including any know-how. Other than the sublicenses expressly permitted above, Spacelabs will not sell, assign, sublicense or otherwise dispose of its license rights under this Agreement other than in connection with a permitted assignment of this Agreement.'

                  Except with respect to the University of Glasgow GRI algorithm, any modifications, enhancements or improvements to the Burdick Licensed Technology made by Burdick after the Effective Date are not included within such license, and Burdick shall have no obligations to make any such modifications, enhancements or improvements, or to update, upgrade, correct, fix or repair any such Technology. However, notwithstanding the foregoing, Burdick shall, if it becomes aware or has reason to believe that the Burdick Licensed Technology has materially contributed to or caused a death or serious injury, or that the Burdick Licensed Technology has malfunctioned and that if such malfunction were to occur again it could cause death or serious injury, (a) Burdick shall use its best efforts to notify Spacelabs orally within 24 hours of first becoming aware of such occurrence or malfunction, and to confirm such notification by telefax within 24 hours of such oral notice, and (b) if Burdick makes a modification to the Burdick Licensed Technology to correct such malfunction or defect, Burdick shall inform Spacelabs promptly and provide all information required to allow Spacelabs to implement a similar modification, which modification shall be included within this license grant.

                  Burdick shall deliver all tangible documentation and other materials (including all reports, validation test results, source code, requirements documents, design specifications, design review notes, design notebooks, software development and build notes, and the like) necessary for Spacelabs to use the Burdick Licensed Technology within 30 days of the Effective Date and, with respect to any improvements made or licensed by Burdick relating to the University of Glasgow GRI algorithm subsequent to the Effective Date, within 30 days after such improvements are made or licensed..

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

         4. Reservation of Rights. All rights not expressly granted to a party hereunder are reserved. Nothing in this Agreement shall require either party to pursue any new patent or to take any action with respect to any existing patent or patent application, except as expressly set forth in this Agreement. Nothing in this Agreement shall be construed as granting either party a license to use the other's tradenames, trademarks, servicemarks or other branding.

         4A.      Termination of Rights with Respect to GRI Improvements. In the event that either party's Research Agreement or the Consultancy Agreement between such party and the University of Glasgow terminates or ceases to be in effect, the parties will cease to share, and the definition of Spacelabs Licensed Technology and Burdick Licensed Technology will be amended so that they no longer include, any improvements made by or licensed to either party relating to the University of Glasgow GRI algorithm made or licensed after the date on which such Research Agreement or Consultancy Agreement was terminated.

         4B.      Termination of Certain Rights in Pyramis Technology. In the
event that Spacelabs or any Affiliate of Spacelabs consummates any merger, sale of assets or sale of shares with the General Electric Company or any Affiliate of the General Electric Company or any transaction or series of transactions pursuant to which the General Electric Company or any Affiliate of the General Electric Company acquires ownership or control of Spacelabs or any Affiliate of Spacelabs, then clause (a) of the above definition of "BURDICK LICENSED TECHNOLOGY" shall be revised as follows: (a) Burdick's proprietary `Pyramis(R)' ECG Management System technology, including all designs, concepts, software, specifications, documentation and related know-how to the extent necessary to maintain the interface described in Schedule D, as such technology exists on the Effective Date, but excluding any licensed third party technologies that may not be freely distributed. In such event, Spacelabs shall return to Burdick or destroy any and all information, documentation and other materials (including all reports, validation test results, source code, requirements documents, design specifications, design review notes, design notebooks, software development and build notes, and the like) that contains, discloses, incorporates or embodies Burdick's proprietary `Pyramis(R)' ECG Management System technology, including all designs, concepts, software, specifications, documentation and related know-how other than information, documentation and materials that are required to exercise the license to maintain the interface described in Schedule D. Upon request, Spacelabs will certify that all information, documentation and materials have been delivered and no such information, documentation or materials remain in Spacelabs possession or control.

         None of Spacelabs, any Affiliate of Spacelabs or any permitted successor or assign of Spacelabs will commence any claim, suit, action or proceeding of any kind against Burdick, its Affiliates or permitted successors and assigns based on or relating to any products, information, technology, inventions, know-how, designs, works of authorship, computer code, algorithms, methodologies, and other items or materials that are developed, authored, created, invented, written, reduced to practice, or otherwise made at any time prior to July 1, 2004 using, based on or incorporating any Burdick Licensed Technology. Spacelabs further covenants and agrees that until July 1, 2004 Spacelabs will not disclose or sublicense any `Pyramis(R)' ECG Management System technology, including all designs, concepts, software, specifications, documentation and

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

related know-how and all related information, documentation or materials (including all reports, validation test results, source code, requirements documents, design specifications, design review notes, design notebooks, software development and build notes and the like) delivered or possessed by Spacelabs, and after July 1, 2004 Spacelabs will only do so to the extent permitted in Section 3 above.

         5. Trade Secrets and Know-How. To the extent that either party discloses to the other any trade secrets, know-how or other proprietary, non-public information in connection with the licenses granted by this Agreement, each party acknowledges and agrees that such information constitutes valuable trade secrets of the disclosing party, and that it shall use such information solely for the purposes permitted herein, and shall not disclose such trade secrets, know-how or other proprietary, non-public information to any third party, except where appropriate steps have been taken to ensure that the confidentiality of such information shall be preserved. Notwithstanding the foregoing, this paragraph shall not apply to any information which (a) was known to the recipient prior to disclosure by the disclosing party (without limiting the protections under that certain Non-solicitation and Non-disclosure Agreement dated of even date herewith afforded to any proprietary, non-public information of either party that are known by the other party as of the date hereof), (b) was obtained by the recipient from a separate source not under any obligation to keep such information confidential, (c) was independently developed by the recipient, or (d) is or becomes publicly available through no fault or action of the recipient.

         6. Maintenance of Interface. For so long as Spacelabs sells ECG monitoring products that provide output designed to work with the interface specified on Schedule D, Burdick shall maintain the current interface (as specified on Schedule D) between the Pyramis(R) ECG Management System and Spacelabs ECG monitor products, and shall incorporate such interface in all future versions of the Pyramis(R) ECG Management System and any other ECG data management products it may develop in the future. In addition, Burdick shall provide to Spacelabs all documents, specifications and other information and materials that are in Burdick's possession and that Spacelabs reasonably requires in order to implement such interface into its monitoring products and to obtain any regulatory approvals with respect to such interface. In order to facilitate the parties' maintenance of the interface in light of future product development activities, Spacelabs shall promptly provide to Burdick free of any additional charge any and all information, documentation, specifications, equipment, machinery, software, consultation and cooperation that Burdick may reasonably require in order to perform its obligations hereunder. In addition, Burdick shall sell to Spacelabs a reasonable amount of its products as reasonably required by Spacelabs for testing and validation of the interface described above at a cost equal to one hundred twenty percent (120%) of the full manufacturing cost of such products, upon the condition that such products shall be for internal development and validation use only and not for resale. The parties acknowledge that the aforementioned sale and use of such products shall not convey any ownership of or license to any intellectual property rights of the other party except as expressly granted hereunder. For avoidance of doubt, Spacelabs cannot require Burdick and Burdick has the right but not the obligation to change the interface to accommodate different outputs from Spacelabs. In the event that Burdick determines that the maintenance of the interface pursuant to this Agreement would be discontinued but for the obligations herein, Burdick shall notify Spacelabs. If after receipt of such notice, Spacelabs undertakes to pay or

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

reimburse any royalties or other fees payable to third parties for any proprietary technology or other intellectual property or licenses used in connection with such interface as it exists on the Effective Date that are payable by Burdick, then Burdick shall continue to perform its obligations under this paragraph 6; otherwise, Burdick may terminate its obligations under this paragraph 6.

         7. Consultation. Each party shall, for a period of one year following the Effective Date, and for additional one year periods thereafter unless either party notifies the other within 90 days prior to the end of any such period that it does not wish to renew such commitment, it shall make up to 80 hours per month of consultant time available to the other, at the rate of USD $[*] per hour, to assist with the implementation of the licensed technology.

C.       REPRESENTATIONS AND WARRANTIES

         1. Limited Warranty. Spacelabs hereby represents and warrants that (a) it has the power and authority to enter into this Agreement, (b) it is the owner of, or has sufficient rights in, the technology in which it grants a license under this Agreement to grant such license, and (c) the technology in which it is granting a license under this Agreement shall, on the date delivered, be free from any computer virus. Burdick hereby represents and warrants that, with respect to any technology created by Burdick after the Effective Date and licensed to SpaceLabs hereunder, (i) Burdick is the owner of, or has sufficient rights in, such technology to grant the license under this Agreement, and (ii) such technology shall, on the date delivered, be free from any computer virus.

         2. NO OTHER WARRANTY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY DISCLAIMS AND EXCLUDES ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS SECTION C, INCLUDING BUT NOT LIMITED TO WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, VALIDITY OR ENFORCEABILITY OF PATENTS, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

D.       INDEMNIFICATION

         Spacelabs shall indemnify, defend and hold Burdick and its Affiliates, successors, assigns, officers, directors, employees, agents and representatives harmless from any and all costs, damages, expenses and claims arising out of any claims made by any third parties ("CLAIMS") resulting from (a) Spacelab's use of any Burdick Licensed Technology (other than claims that use of any portion of the Burdick Licensed Technology that consists of improvements made by or licensed to Burdick relating to the University of Glasgow GRI algorithm and that was not modified by Spacelabs infringes a third party's intellectual property rights), including products liability or design defect claims, (b) Spacelab's modification of the Burdick Licensed Technology', including its use of such modification, (c) any breach by Spacelabs of its representations and warranties provided hereunder, or (d) any failure of Spacelabs to comply with any laws or regulations relating to its use of the Burdick Licensed Technology', including any export control laws. In addition, Spacelabs shall indemnify, defend and hold Burdick and its Affiliates, successors, assigns, officers, directors, employees, agents and representatives harmless from any

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

and all Claims that Burdick's use of the Spacelabs Licensed Technology infringes, violates or misappropriates a third party's intellectual property rights in existence at the time of the Effective Date (but only to the extent that such Claim is not based on any modification made by Burdick).

         Burdick shall indemnify, defend and hold Spacelabs and its Affiliates, successors, assigns, officers, directors, employees, agents and representatives harmless from any and all Claims resulting from the following (a) Burdick's use of any Spacelabs Licensed Technology (other than claims that use of any portion of the Spacelabs Licensed Technology that was not modified by Burdick infringes a third party's intellectual property rights), including products liability or design defect claims, (b) Burdick's modification of the Spacelabs Licensed Technology, including its use of such modification, (c) any breach by Burdick of its representations and warranties provided hereunder, or (d) any failure of Burdick to comply with any laws or regulations relating to its use of the Spacelabs Licensed Technology, including any export control laws. In addition, Burdick shall indemnify, defend and hold Spacelabs and its Affiliates, successors, assigns, officers, directors, employees, agents and representatives harmless from any and all Claims that Spacelab's use of the portion of the Burdick Licensed Technology that consists of improvements made by Burdick relating to the University of Glasgow GRI algorithm infringes, violates or misappropriates a third party's intellectual property rights in existence at the time of the Effective Date (but only to the extent that such Claim is not based on any modification made by Spacelabs).

         The party seeking indemnification under this Section D (the "INDEMNIFIED PARTY") shall (a) give the other party (the "INDEMNIFYING PARTY") prompt written notice of any Claim for which indemnification is sought hereunder, (b) not settle or compromise such Claim without the prior written consent of the Indemnifying Party, (c) permit the Indemnifying Party to control the defense and settlement of such Claim, and (d) comply with any settlement, judgment or court order made in connection with such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or consent to the entry of any judgment with respect to any such Claim (x) that contains any admission by or finding against the Indemnified Party, (y) that includes any relief to the claimant other than monetary relief to be paid in full by the Indemnifying Party, or (z) that does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release of all liability in respect of such Claim. The Indemnified Party shall have the right to participate in the defense and settlement of any Claim with an attorney of its own choice at its own expense.

         In the event the Claim is for infringement, violation, or misappropriation of a third party's intellectual property rights and is covered under this Section D, the Indemnifying Party shall have the option at its own expense to procure for the Indemnified Party the right to continue to exercise the rights licensed hereunder, or to replace the relevant material with non-infringing material, or modify the relevant material so that it no longer infringes, violates or misappropriates the applicable third party intellectual property rights.

E.       LIMITATION OF LIABILITY

         EXCEPT FOR THE OBLIGATIONS SET FORTH IN PARAGRAPH B.5 AND IN SECTION D, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

ANY LOST PROFITS, OR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING OUT OF ANY MALFUNCTIONS, DELAYS, LOSS OF DATA, INTERRUPTION OF SERVICE OR LOSS OF BUSINESS OR ANTICIPATORY PROFITS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

F.       MARKING AND ENFORCEMENT OF PATENTS

         1. Marking of Patents. To the extent directed by the holder of the patent, the other party shall ensure that each product manufactured, pursuant to the granted licenses and technology rights, contain a plate or other marking visible to a user that indicates the numbers of all patents under which the product has been manufactured, in conformity with the United States statutes relating to the marking of patented devices, and in compliance with the laws of any other countries that may be applicable thereto, and as otherwise reasonably instructed by the other party.

         2. Enforcement of Patents. Each party shall immediately notify the other in writing if it becomes aware of any infringement or suspected infringement by any third party of the technology that has been licensed to it under this Agreement. In the case of third party infringement or suspected infringement of a party's patent, the patent owner shall have sole discretion whether to pursue such infringer. If the owner notifies the other party that it chooses not to pursue such infringer, such other party may, at its own expense, pursue such infringer, and the owner shall reasonably cooperate with such other party; in such event, any damages award shall be allocable as follows: (a) first, to cover the parties' costs in connection with the enforcement action,
(b) second, any portion of the damages award arising out of infringement that occurred prior to the Effective Date shall be allocable to the patent owner, (c) third, the damages award shall be allocable to the respective parties to compensate them for actual damages incurred and proven at trial (or if the enforcement action was settled, then in accordance with the terms of such settlement agreement), and (d) fourth, any portion of the award not allocable to costs or to compensate for actual damages suffered shall be divided ratably based on the allocation described in (c) above. In the case one party does initiate a legal action against an infringer, the other party may, at its own expense, join in such action.

G.       NOTICES

         All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) telecopying the notice by using the telephone number set forth below or any other telephone number as the party may designate by providing notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four days after the notice's deposit in the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

mail, (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

         If to Spacelabs:
                        Spacelabs Medical, Inc
                        15220 N.E. 40th Street
                        P.O. Box 97013
                        Redmond, WA 98073-9713
                        Attention: Legal Department
                        Facsimile: (425) 883-7091

         If to Burdick:
                        Quinton Cardiology Systems, Inc.
                        3303 Monte Vista Parkway
                        Bothell, WA 98021
                        Attention: Chief Financial Officer
                        Facsimile: (425) 402-2020

H.       REMEDIES FOR BREACH OF AGREEMENT

         In the event that either party fails to perform any material obligation under this Agreement, or breaches any representation or warranty contained herein, the defaulting party shall, cure such breach within 30 days of its receipt of written notice of such breach (the "CURE PERIOD"). In the event such party fails to cure such breach within the Cure Period or denies that any breach has occurred, the parties shall negotiate in good faith the remedy that shall apply as a result of such breach or alleged breach. In the event the parties are unable to mutually agree upon the proper remedy or resolution within 30 days of the expiration of the Cure Period, the matter shall be submitted to a steering committee comprising the Chief Executive Officer of each party (the "STEERING COMMITTEE"). The Steering Committee shall meet, at a location to be determined by the party alleging that the other party has breached (the "NON-BREACHING PARTY"), to review the issues and determine the appropriate remedy or resolution. If the Steering Committee is unable to reach agreement upon the appropriate remedy or resolution within 30 days of the matter being referred to the Steering Committee, the matter shall, upon the request of either party, be resolved by arbitration administered by JAMS in accordance with JAMS's Comprehensive Arbitration Rules and Procedures (the "Rules"), in Seattle, Washington, by three arbitrators selected in accordance with such Rules. Arbitration shall be conducted in the English language. The arbitrator shall be empowered to determine the appropriate remedy, including without limitation the award of monetary damages and the award of legal fees and costs to the prevailing party. The award of the arbitrator may be entered in any court having jurisdiction provided that it is accompanied by written findings of fact and conclusions of law. Nothing in this provision shall limit a party's right to seek a restraining order, temporary or permanent injunction or other equitable relief in any court having jurisdiction in the event of a breach or threatened breach of Section B.5.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

I.       GENERAL PROVISIONS

         1. Complete Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this Agreement.

         2. Amendment. This Agreement may not be modified, altered or amended except by written instrument duly executed by both parties.

         3. Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

         4. Assignment. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other party, except that both parties may assign this Agreement without the necessity of first obtaining consent to any entity that purchases substantially all of the assets of such party or succeeds to and carries on the business of such party (whether by merger, other reorganization, transfer of ownership or control or otherwise)

         5. Severability. If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

         6. Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of Washington, excluding its choice of law principles to the contrary. Subject to Section H, the parties hereto irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the federal and state courts sitting in King County, Washington and waive any and all objections to jurisdiction and forum non conveniens. Nothing in this provision shall limit a party's right to seek a restraining order, temporary or permanent injunction or other equitable relief in any court having jurisdiction in the event of a breach or threatened breach of Section B.5.

         [REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

         DATED AND EXECUTED on December 31, 2002 by duly authorized officers of the undersiged parties intending to be bound hereby.

                                   SPACELABS:

                                   SPACELABS MEDICAL, INC.

                                   ___________________________________
                                   By:  ____________________________
                                   Its: ____________________________

                                   BURDICK:

                                   SPACELABS BURDICK, INC.

                                   __________________________________
                                   By:  ___________________________
                                   Its: ___________________________

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                                                                       EXHIBIT A

        List of Schedules Omitted from Technology Cross-License Agreement

Schedule
--------
Schedule A        Description of Cosmos / Polaris ECG Technology
Schedule B        Description of Spacelabs Licensed Technology
Schedule C        Description of Databases
Schedule D        Description of Current Interface Protocol